UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 18, 2011
DENBURY RESOURCES INC.
(Exact name of Registrant as specified in its charter)
Delaware
(State or other jurisdiction
of incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5320 Legacy Drive Plano, Texas (Address of principal executive offices)	75024 (Zip code)
Registrant’s telephone number, including area code: (972) 673-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.07. Submission of Matters to a Vote of Security Holders.
Denbury Resources Inc. (the “Company”) held its annual stockholders meeting on May 18, 2011, at which the stockholders voted on the proposals described below. Holders of 360,488,747 shares of common stock, representing approximately 90% of the Company’s total issued and outstanding shares of common stock entitled to vote at the meeting, were present in person or by proxy at the meeting to cast their votes.
Proposal 1:	Election of directors. The Company’s stockholders elected nine directors, each to serve until his successor is elected and qualified or until his earlier resignation or removal. The results of the voting were as follows:

Name of Nominee	For	Withheld
Wieland Wettstein	335,832,997	7,580,883
Michael L. Beatty	341,182,320	2,231,560
Michael B. Decker	339,666,956	3,746,924
Ronald G. Greene	337,357,814	6,056,066
David I. Heather	340,510,372	2,903,508
Gregory L. McMichael	339,662,564	3,751,316
Gareth Roberts	340,533,601	2,880,279
Phil Rykhoek	340,559,842	2,854,038
Randy Stein	341,208,855	2,205,025
Proposal 2:	Approval, on an advisory basis, of the 2010 compensation of the Company’s named executive officers. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
333,211,632	8,471,661	1,730,587	17,074,867
Proposal 3:	Advisory vote on the frequency of the advisory vote on the compensation of the Company’s named executive officers. The results of the voting were as follows:

One Year	Two Years	Three Years	Abstain
265,278,854	5,522,187	72,131,209	481,630
Proposal 4:	Approval of proposal to increase the number of shares reserved for use under the Company’s Employee Stock Purchase Plan. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
306,262,105	37,048,255	103,520	17,074,867
Proposal 5:	Ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011. The results of the voting were as follows:

For	Against	Abstain	Broker Non-Votes
359,598,676	200,783	689,288	0

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: May 20, 2011	/s/ Alan Rhoades
Alan Rhoades
Vice President & Chief Accounting Officer